Exhibit 10.2

TAX REIMBURSEMENT AND INDEMNITY AGREEMENT

This TAX REIMBURSEMENT AND INDEMNITY AGREEMENT (the “Agreement”), dated as of September 23, 2016, is made and entered into by and between Caesars Interactive Entertainment, Inc., a Delaware corporation (the “CIE”), and Mitch Garber (“Executive”).

WHEREAS, CIE has entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated as of July 30, 2016, by and among CIE and Alpha Frontier Limited, a Cayman Island exempted company (the “Purchaser”), with Caesars Growth Partners, LLC and CIE Growth, LLC, each acting in their limited capacities as guarantors (collectively, the “Guarantors”), pursuant to which CIE will sell substantially all of the assets of its social and mobile games business to the Purchaser (the “Sale”); and

WHEREAS, in connection with the Sale, CIE and Executive desire to enter into this Agreement with respect to certain tax obligations that may arise with respect to Executive and CIE’s agreement to reimburse Executive for the same, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Certain Payments.

(a)    Gross-Up Payments. If it shall be determined that all or any portion of the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) on Executive with respect to any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive and from CIE or its affiliates, whether paid or payable pursuant to this Agreement or otherwise, is not fully creditable against Executive’s Canadian income tax liability, for any reason (a “Non-Creditable Excise Tax”), then CIE shall pay to Executive an additional cash amount (the “Gross-Up Payment”) equal to the sum of (i) any Non-Creditable Excise Tax, (ii) any U.S. federal, state or local income or employment taxes (including any Excise Tax) or Canadian federal or provincial taxes owing on the Gross-Up Payment, in each case after applying appropriate foreign tax credits with respect to the Gross-Up Payment, and (iii) any interest and penalties imposed in respect of the amounts described in clauses (i) and (ii). In no event will the aggregate Gross-Up Payments under clauses (i) and (ii) above exceed $10,000,000.

(b)    Determinations. Subject to the provisions of Section 1(c) below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made (i) as to determinations under the tax laws of the United States, by Pricewaterhouse Coopers LLP, the accounting firm used by CIE for U.S. tax purposes immediately prior to the closing of the Sale (the “U.S. Accounting Firm”), and (ii) as to determinations under the tax laws of Canada, by MNP S.E.N.C.R.L., s.r.l., the accounting firm used by CIE for Canadian tax purposes immediately prior the closing of the Sale

(the “Canadian Accounting Firm,” and together with the U.S. Accounting Firm, the “Accounting Firms”), the accounting firm used by CIE immediately prior to the closing of the Sale The Accounting Firms shall provide detailed supporting calculations to CIE and Executive within 15 business days of the receipt of notice from Executive that there has been a claim or determination by the Internal Revenue Service and/or the Canada Revenue Agency (the “Taxing Authorities”) that, if successful, would require the payment by CIE of a Gross-Up Payment. All fees and expenses of the Accounting Firms shall be borne solely by CIE. Any determination by the Accounting Firms shall be binding upon CIE and Executive.

(c)    Claims or Determinations by Taxing Authorities. Executive shall notify CIE in writing of any claim or determination by the Taxing Authorities that, if successful or not challenged, would require the payment by CIE of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive has actual knowledge of such claim or determination. Executive shall apprise CIE of the nature of such claim or determination and the date on which Executive is requested to paid any amounts to such taxing authority as a result of such claim or determination. Executive shall not pay amounts pursuant to any such claim or determination prior to the expiration of the 30-day period following the date on which Executive gives such notice to CIE (or such shorter period ending on the date that any payment of taxes with respect to such claim or determination is due). If CIE notifies Executive in writing prior to the expiration of such period that CIE desires to contest such claim or determination, Executive shall:

(i) give CIE any information reasonably requested by CIE relating to such claim or determination;

(ii) take such action in connection with contesting such claim or determination as CIE shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim or determination by an attorney expert in such area reasonably selected by CIE;

(iii) cooperate with CIE in good faith in order effectively to contest such claim or determination; and

(iv) permit CIE to participate in any proceedings relating to such claim or determination; provided, however, that CIE shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 1(c), CIE shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim or determination and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or to contest the claim or determination in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as CIE shall determine; provided, however, that, if CIE pays the amounts payable pursuant to such claim or determination on behalf of Executive and directs Executive to sue for a refund, CIE shall, to the extent permitted by applicable law, effect such payment by advancing the amount of such payment to Executive, on an interest-free basis, and will indemnify and hold Executive harmless, on an after-tax basis, from any taxes (including interest or penalties with respect thereto) imposed on Executive with respect to such advance or payment or with respect to any imputed income in connection with such advance or payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, CIE’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Taxing Authorities or any other applicable taxing authority.

(d)    Refunds. If, after the receipt by Executive of a Gross-Up Payment or payment by CIE of an amount on Executive’s behalf pursuant to Section 1(c) above, Executive becomes entitled to receive a refund with respect to the Non-Creditable Excise Tax to which such Gross-Up Payment relates or any Excise Tax that was determined to be a Non-Creditable Excise Tax resulted in a Gross-Up Payment and is subsequently determined to be creditable, in whole or in part, against Executive’s Canadian income tax liability, Executive shall (subject to CIE’s compliance with the requirements of Section 1(c) above, if applicable) promptly pay to CIE the amount of any refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by CIE of an amount on Executive’s behalf pursuant to Section 1(c) above, a determination is made that Executive shall not be entitled to any such refund with respect to such claim and CIE does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment (which, for purposes of this sentence, shall not include costs and expenses (including any attorney’s fees and additional interest and penalties) incurred by CIE in connection with any contest pursuant to Section 1(c)) shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)    Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined in accordance with this Agreement, shall be paid by CIE to Executive within 10 days of the Accounting Firm’s determination that such a Gross-Up Payment is required. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Taxing Authorities or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

2.    Termination of Agreement. In the event the Purchase Agreement is terminated prior to consummation of the Sale, this Agreement shall automatically and without further action terminate.

3.    Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation any provision of the employment agreement between Executive and CIE regarding Excise Taxes.

4.    Assignment. This Agreement cannot be assigned by any party hereto, except with the written consent of the other parties. Any assignment of this Agreement by any party shall not relieve such party of its or his or her obligations hereunder. This Agreement shall be binding on any successor to CIE.

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of CIE.

6.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein. The parties agree that the Courts of the province of Quebec shall have exclusive jurisdiction with respect to all matters and disputes relating to the present Agreement, and the parties hereto irrevocably submit to such jurisdiction.

7.    Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his, her or its address by written notice in accordance with this Section 7. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

Executive:

CIE:	Caesars Interactive Entertainment, Inc.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel

8.    Legal Advice. The Executive hereby agrees and recognizes that he/she has had sufficient opportunity to seek independent legal counsel before having signed the present Agreement.

9.    Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

11.    Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal and provincial withholding tax laws.

12.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

13.    Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CAESARS INTERACTIVE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	Senior Vice President, Chief Financial Officer

EXECUTIVE

/s/ Mitch Garber
Mitch Garber

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